ADDITIONAL INFORMATION
DOUG DRAPER
937/495-3319

                      MEAD ACQUIRES AT-A-GLANCE GROUP


      DAYTON, OH. November 2, 1999 -- The Mead Corporation (NYSE:MEA) announced today that it has completed the acquisition of the AT-A-GLANCE Group of Cullman Ventures, Inc.

      AT-A-GLANCE is joining the Mead School & Office Products division, a leading manufacturer and distributor of school supplies and a provider of stationery products and computer accessories for home and office use in the U.S. and Canada. AT-A-GLANCE, with 1,800 employees, manufactures and markets calendars, diaries, appointment books, organizers and related time management and information products for the office products channel and coloring products, decorative calendars, posters and other print media products for retail distribution. AT-A-GLANCE's products are marketed under the widely recognized AT-A-GLANCE brand. Its sub-brands Day Minder, Standard Diary, Timeline, Landmark, Day Dream and Hometown are promoted under the AT-A-GLANCE umbrella to specific markets.

      "By gaining AT-A-GLANCE's well known products and outstanding distribution capabilities, we're taking a significant step forward in the implementation of our growth strategy," said Neil A. McLachlan, president of Mead School & Office Products. "We look forward to making a seamless transition of AT-A-GLANCE into our School and Office Products division and achieving immediate benefits from this acquisition."

      The Mead Corporation, a $3.8 billion forest products company, is one of the leading North American producers of coated paper, specialty paper, coated paperboard and school and office products, a world leader in multiple packaging, and a high-quality producer of corrugating medium. For additional information about Mead, visit www.mead.com on the Internet.